UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2010

THE HAIN CELESTIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22818	22-3240619
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

58 South Service Road, Melville, NY 11747

(Address of principal executive offices)

Registrant’s telephone number, including area code: (631) 730-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.

On July 6, 2010, The Hain Celestial Group, Inc. (the “Company”) entered into a Credit Agreement with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Wells Fargo Bank, N.A. and Capital One, N.A., as Syndication Agents, HSBC Bank USA, N.A. and Farm Credit East, ACA, as Documentation Agents, and the other lenders party thereto (the “Credit Agreement”). The Credit Agreement provides for a $400 million unsecured revolving credit facility which may be increased by an additional uncommitted $100 million, provided certain conditions are met. Borrowings under the Credit Agreement on the closing date were used to repay all amounts outstanding under the Company’s prior credit agreement; future borrowings may be used to provide working capital, finance capital expenditures and permitted acquisitions, refinance certain existing indebtedness and for other lawful corporate purposes.

The obligations under the Credit Agreement are guaranteed by all existing and future domestic subsidiaries of the Company, subject to certain exceptions.

The Credit Agreement will terminate and all amounts outstanding thereunder will be due and payable on July 6, 2015.

The Credit Agreement provides that loans will bear interest at rates based on (a) the Eurocurrency Rate, as defined in the Credit Agreement, plus a rate ranging from 1.25% to 3.00% per annum or (b) the Base Rate, as defined in the Credit Agreement, plus a rate ranging from 0.25% to 2.00% per annum, the relevant rate being the Applicable Rate. The Applicable Rate will be determined in accordance with a leverage-based pricing grid, as set forth in the Credit Agreement. Swing line loans will bear interest at the Base Rate plus the Applicable Rate. Additionally, the Credit Agreement contains a Commitment Fee, as defined in the Credit Agreement, on the amount unused under the Credit Agreement ranging from 0.25% to 0.45% per annum. Such Commitment Fee will be determined in accordance with a leverage-based pricing grid, as set forth in the Credit Agreement. Until the Company delivers its compliance certificate for the fiscal quarter ended December 31, 2010, the applicable margins for Eurocurrency Rate loans and Base Rate loans will be 2.00% per annum and 1.00% per annum, respectively, and the Commitment Fee for unused amounts will be 0.35% per annum.

The Credit Agreement contains restrictive covenants usual and customary for facilities of its type, which include, with specified exceptions, limitations on the Company’s ability to engage in certain business activities, incur debt, have liens, make capital expenditures, pay dividends or make other distributions, enter into affiliate transactions, consolidate, merge or acquire or dispose of assets, and make certain investments, acquisitions and loans. The Credit Agreement also requires the Company to satisfy certain financial covenants, such as maintaining a consolidated interest coverage ratio of no less than 4.00 to 1.00 and a consolidated leverage ratio of no more than 3.50 to 1.00. The consolidated leverage ratio is subject to a step-up for the twelve-month period following a permitted acquisition.

Obligations under the Credit Agreement may be declared due and payable upon the occurrence of certain events of default, as defined in the Credit Agreement, including failure to pay any principal when due and payable, failure to pay interest within three (3) days after due, failure to comply with any covenant or representation of any loan document, any change of control, cross-defaults and certain other events as set forth in the Credit Agreement, with grace periods in some cases.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by the terms and provisions of the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

On July 7, 2010, the Company issued a press release regarding the entry into the new Credit Agreement. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On July 6, 2010, in connection with the entry into the Credit Agreement, the Company terminated and repaid all indebtedness under the Amended and Restated Credit Agreement, dated as of May 2, 2006, by and among the Company, Bank of America, N.A., as Administrative Agent, Keybank National Association and Citibank, N.A., as Co-Syndication Agents, First Pioneer Farm Credit, ACA and HSBC Bank USA, N.A., as Co-Documentation Agents, North Fork Bank, as Managing Agent, and the lenders party thereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 6, 2010, the Company entered into a Credit Agreement governing a new $400 million unsecured revolving credit facility. The description of the terms of the Credit Agreement set forth above in Item 1.01 is hereby incorporated by reference into this Item.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Credit Agreement, dated as of July 6, 2010, by and among The Hain Celestial Group, Inc., Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Wells Fargo Bank, N.A. and Capital One, N.A., as Syndication Agents, HSBC Bank USA, N.A. and Farm Credit East, ACA, as Documentation Agents, and the other lenders party thereto.

99.1	Press Release dated July 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2010

THE HAIN CELESTIAL GROUP, INC.

(Registrant)

By:	/s/ Ira J. Lamel
Name: Ira J. Lamel
Title: Executive Vice President and Chief Financial Officer